Exhibit 99.2

                  Mentor Graphics Releases Guidance

    WILSONVILLE, Ore.--(BUSINESS WIRE)--July 22, 2004--Mentor Graphics Corporation (Nasdaq:MENT) expects revenue in the third quarter to range between $165 million and $170 million. Pro forma earnings per share are expected to range between $.05 and $.10, while GAAP earnings per share are expected to range between $.01 and $.06. Fourth quarter guidance remains unchanged as does Mentor's $.80 pro forma earnings per share forecast for the entire year. GAAP earnings per share are expected to be $.09 for the entire year.
    For 2005, preliminarily Mentor expects to report pro forma earnings of about $1.00 on revenue growth in the range of 6 to 8%. 2005 GAAP earnings per share are expected to be $.84 for the entire year.

    About Mentor Graphics

    Mentor Graphics Corporation (Nasdaq:MENT) is a world leader in electronic hardware and software design solutions, providing products, consulting services and award-winning support for the world's most successful electronics and semiconductor companies. Established in 1981, the company reported revenues over the last 12 months of about $675 million and employs approximately 3,800 people worldwide. Corporate headquarters are located at 8005 S.W. Boeckman Road, Wilsonville, Oregon 97070-7777; Silicon Valley headquarters are located at 1001 Ridder Park Drive, San Jose, California 95131-2314. World Wide Web site: http://www.mentor.com/.

    In the calculation of pro forma earnings, gross margin and operating expenses, Mentor Graphics excludes amortization of acquired intangibles and write-offs of in-process R&D from acquisitions. Also excluded are non-operating and non-recurring items classified as special charges such as restructure expenses and asset impairments, as well as income tax expense in excess of a normalized 17% effective tax rate. These excluded items are generally infrequent, less predictable and are often non-cash in nature. Mentor Graphics believes that excluding these items provides investors with a representation of its core performance, and a pro forma base line for assessing the future earnings potential of Mentor Graphics.
    These pro forma measures should be assessed in conjunction with GAAP earnings measures for a more complete understanding of the Company's results. Since pro forma measures exclude certain items, differences in earnings from GAAP can be significant; Mentor Graphics management evaluates its performance under both measures for a complete understanding of its results. Investors are encouraged to review both measures for their evaluations and consider the GAAP earnings measures as the most complete measure of Mentor Graphics' overall performance.
    Statements in this press release regarding the Company's outlook for future periods constitute "forward-looking" statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the following: (i) the Company's ability to successfully offer products and services that compete in the highly competitive and dynamic EDA industry including the risk that the Company's technology, products or inventory become obsolete;
(ii) the Company's ability to successfully integrate and manage its recent and future acquisitions, (iii) changes in accounting or reporting rules or interpretations, limitations on repatriation of earnings, licensing and intellectual property rights protection; (iv) changes in tax laws, regulations or enforcement practices in the jurisdictions where the Company does business; (v) effects of the increasing volatility of foreign currency fluctuations on the Company's business and operating results; (vi) the overall instability of diverse economies, including changes in regional or worldwide economic or political conditions, government trade restrictions, or war in the Middle East or elsewhere and (vii) effects of unanticipated shifts in product mix on gross margin and unanticipated shifts in geographic mix on the overall tax rate, all as may be discussed in more detail under the heading "Factors That May Affect Future Results and Financial Condition" in the Company's most recent Form 10-K or Form 10-Q. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. In addition, statements regarding outlook do not reflect potential impacts of mergers or acquisitions that have not been announced or closed as of the time the statements are made. Mentor Graphics disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements to reflect future events or developments.

Mentor Graphics Corporation
As of July 22, 2004
Reconciliation of Forward Looking Diluted Net Income per Share Between GAAP and Earnings Before Amortization of Acquired Intangibles and
Special Charges
(Unaudited)
$ in Millions except per share data


                                 Q3 2004                   Q3 2004
                                   GAAP     Adjustments   Pro Forma
                              ------------------------- --------------
Revenue                    $  165 - $  170       -     $  165 - $  170
Diluted earnings per share $ 0.01 - $ 0.06 $  0.04 (a) $ 0.05 - $ 0.10

(a) GAAP to Pro Forma adjustments include amortization of intangibles, the tax effect on these adjustments and differences between GAAP and Pro Forma tax rates.

                                   2004                       2004
                                   GAAP     Adjustments     Pro Forma
                              ------------------------- --------------
Diluted earnings per share    $    0.09    $  0.71 (b)   $        0.80

(b) GAAP to Pro Forma adjustments include amortization of intangibles, special charges, the tax effect on these adjustments, and differences between GAAP and Pro Forma tax rates.

                                   2005                       2005
                                   GAAP     Adjustments     Pro Forma
                              ------------------------- --------------
Diluted earnings per share    $    0.84    $ 0.16 (c)  $          1.00

(c) GAAP to Pro Forma adjustments include amortization of intangibles and the tax effect on these adjustments

    CONTACT: Mentor Graphics Corporation
             Ryerson Schwark, 503-685-1462
             ry_schwark@mentor.com
             or
             Dennis Weldon, 503-685-1462
             dennis_weldon@mentor.com